   As filed with the Securities and Exchange Commission on November 18, 1996
                                                       Registration No. 333-1520

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ____________________

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ____________________
                            AML COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                             ____________________

                DELAWARE                                   77-0130894
     (State or Other Jurisdiction of                    (I.R.S. Employer
      Incorporation or Organization)                   Identification No.)


                               1000 Avenida Acaso
                          Camarillo, California  93012
                                 (805) 388-1345
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ____________________
                              STOCK INCENTIVE PLAN
                            (Full title of the plan)
                             ____________________
                                  JACOB INBAR
          President, Chief Executive Officer and Chairman of the Board

                            AML COMMUNICATIONS, INC.
                               1000 Avenida Acaso
                          Camarillo, California  93012
                                 (805) 388-1345
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ____________________
                                With a copy to:
                             PETER F. ZIEGLER, ESQ.

                          Gibson, Dunn & Crutcher LLP
                             333 South Grand Avenue
                         Los Angeles, California  90071
                                 (213) 229-7000

                             ____________________

                        CALCULATION OF REGISTRATION FEE

Title of Securities          Amount to               Proposed Maximum           Proposed Maximum           Amount of
 to be Registered           be Registered            Offering Price per           Aggregate               Registration
                                                        Share (1)                Offering Price (1)         Fee (1)(2)

Common Stock                575,017 shares                 $5.70                   $3,276,868                 $992.99

(1) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee as follows: $372,789 with respect to 398,343 shares of Common Stock that are currently under option, based on the average of exercise prices ranging from $0.3283 to $15.75 at which the options may be exercised; and $2,904,079 with respect to 176,674 shares of Common Stock, based on a price of $16.4375 per share, the average of the high and low prices of the Common Stock of the Company on the Nasdaq
     Stock Market's National Market on November 15, 1996.

(2) Of the $992.99, the Registrant previously paid $112.97 in connection with Post-Effective Amendment No. 1 to Form S-8 (No. 333-1520) filed with the Commission on November 15, 1996.
================================================================================

                               EXPLANATORY NOTE

           This Post-Effective Amendment to Registration Statement is being filed by AML Communications, Inc. ("AML" or the "Company") in order to register 575,017 shares which have been reserved for issuance under the Stock Incentive Plan of AML (the "Plan"). The additional shares of Common Stock that may become available for purchase in accordance with the provisions of the Plan in the event of certain changes in the outstanding shares of Common Stock of the Company, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations, are also being registered. The Plan provides that the maximum number of shares as to which options or other awards may be granted will not exceed 1,096,585 shares, subject to adjustments as described above.

           The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Plan by the participating officers and directors who may be considered affiliates of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

                           AML COMMUNICATIONS, INC.
                                 COMMON STOCK
                               ($.01 PAR VALUE)

                                575,017 SHARES

           This Prospectus relates to 575,017 shares of Common Stock, par value $.01 per share ("Common Stock"), of AML Communications, Inc. ("AML" or the "Company") which have previously been issued or may in the future be issued pursuant to awards granted to date under the Company's Stock Incentive Plan (the "Plan") to, and which may be offered for resale from time to time by, certain officers and directors of the Company named in Annex I hereto (the "Selling Stockholders").

           The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (hereinafter, the "Securities"). The Company will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

           SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

   The Common Stock is listed on the Nasdaq National Market (Symbol: AMLJ).

                       ________________________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                      COMMISSION PASSED UPON THE ACCURACY
                      OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE

                        _______________________________

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 18, 1996.

                             AVAILABLE INFORMATION

           The Company has filed a Registration Statement on Form S-8 relating to the Plan (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

           The Company's Common Stock is listed on the Nasdaq National Market (Symbol: AMLJ), and reports and information concerning the Company can be inspected at such exchange, 1735 K Street N.W., Washington, D.C. 20006-1500.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus:

           (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996 and the portions of the Company's Proxy Statement dated July 25, 1996 incorporated by reference in such Annual Report on Form 10-KSB;

           (2) The Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1996 and September 30, 1996; and

           (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed November 8, 1995, together with any amendment or report filed with the Commission for the purpose of updating such description.

           All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus.

           Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to AML Communications, Inc., Attention: Chief Financial Officer, 1000 Avenida Acaso, Camarillo, California, 93012, telephone number (805) 388-1345.

                                  THE COMPANY

           AML Communications, Inc., which was organized in 1986 under the name Advanced Milliwave Laboratories, Inc., designs, manufactures and markets multicarrier amplifiers, repeaters and related products for the cellular and otehr communications markets. The Company's principal executive offices are located at 1000 Avenida Acaso, Camarillo, California, 93012, and its telephone number is (805) 388-1345. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996 (which is incorporated herein by reference).

                                 RISK FACTORS

           Prospective investors should consider carefully, the information incorporated into this Prospectus by reference before purchasing the Securities offered hereby.

                             SELLING STOCKHOLDERS

           The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering (assuming that all options to acquire shares are exercisable within 60 days, although options actually vest over four years), (c) the number of Securities offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

                                USE OF PROCEEDS

           The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                             PLAN OF DISTRIBUTION

           Sales of the Securities offered hereby may be made on the Nasdaq National Market or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by such stockholder.

           The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchases, and (e) in privately negotiated transactions not involving a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Shareholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

           The amount of Securities that may be sold hereunder by each of the Selling Shareholders, and any other person with whom he or she is acting in concert for the purpose of selling such Securities, may not exceed, during any three-month period, the volume limitation amounts specified in Rule 144(e).

           There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL.

           Not applicable.

                                    ANNEX I



                                                                                                Shares to be Beneficially
                                                                                                Owned upon Completion of
                                                       Shares of Common                              Offering(1)(3)
                                                      Stock Beneficially                        -------------------------
                         Relationship to Company         Owned as of        Shares Offered
Selling Stockholder      During Last Three Years       Nov. 15, 1996(1)       Hereby(2)          Number           Percent
-------------------      ------------------------     ------------------    --------------      ---------         -------
Jacob Inbar              Chairman of the                  1,333,772             292,423         1,041,349           17.7%
                         Board, President and
                         CEO

Tiberiu Mazilu           Vice President,                    993,976              91,383           902,593           15.3%
                         Custom Products and
                         Director

Edwin J. McAvoy          Vice President,                    423,378             146,211           277,167            4.7%
                         Sales and Marketing
                         and Director

David A. Derby           Director(4)                         22,500              22,500                 0

Richard W. Flatow        Director(4)                         22,500              22,500                 0


    --------------------------

    (1) Assumes that all options to acquire shares are exercisable within 60 days, although unvested options actually vest over four years. Includes, for certain Selling Stockholders, shares held by trusts, spouses or children, as to which such Selling Stockholders disclaim beneficial ownership.
    (2) Assumes that all options to acquire shares are exercisable immediately.
    (3) Assumes that all outstanding options are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.
    (4) Messrs. Derby and Flatow have been directors of the Company since December 1995.

                               Annex I - Page 1

                                    PART II


                INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

           The following documents heretofore filed by AML Communications, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are by this reference incorporated in and made a part of this Registration
Statement:

           (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996 and the portions of the Company's Proxy Statement dated July 25, 1996 incorporated by reference in such Annual Report on Form 10-KSB;

           (2) The Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1996 and September 30, 1996; and

           (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed November 8, 1995, together with any amendment or report filed with the Commission for the purpose of updating such description.

            All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus that is part hereof from the date of filing of such documents.

  ITEM 4.  DESCRIPTION OF SECURITIES.

           Not applicable.

  ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

           Not applicable.

  ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company's Certificate of Incorporation and Bylaws and the indemnification agreements between the Company and its officers and directors provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the

Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Company may, in its discretion, similarly indemnify its employees and agents. The Company's Certificate of Incorporation relieves its directors from monetary damages to the Company or its stockholders for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith,
(iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, the Company will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

  ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

           Not applicable.

  ITEM 8.  EXHIBITS.

           The Exhibit Index appears on page II-6.

  ITEM 9.  UNDERTAKINGS.

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on the 18th day of November, 1996.

                                 By:  /s/ Jacob Inbar
                                    -------------------------------------
                                     Jacob Inbar
                                     President, Chief Executive Officer and
                                     Chairman of the Board


           Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

          Signature                         Title                     Date
          ---------                         -----                     ----
/s/ Jacob Inbar                 President, Chief Executive      November 18, 1996
----------------------------
Jacob Inbar                     Officer and Chairman of the
                                Board (Principal Executive
                                Officer)

/s/ William E. Sheridan, III    Vice President, Finance and     November 18, 1996
----------------------------
William E. Sheridan, III        Chief Financial Officer
                                (Principal Financial and
                                Accounting Officer)

    Tiberiu Mazilu, Ph.D.*      Director                        November 18, 1996
----------------------------
Tiberiu Mazilu, Ph.D.

    Edwin J. McAvoy*            Director                        November 18, 1996
--------------------------
Edwin J. McAvoy

                                     II-4


      David A. Derby*                Director         November 18, 1996
------------------------------
      David A. Derby

      Richard W. Flatow*             Director         November 18, 1996
-----------------------------
      Richard W. Flatow

*By: /s/ Jacob Inbar
    --------------------------
        Jacob Inbar
        Attorney-in-fact



                                 EXHIBIT INDEX

   Exhibit                                                                          Sequentially
   Number                  Description                                              Numbered Page
   -------                 -----------                                              -------------

     5      Opinion of Gibson, Dunn & Crutcher.

    23.1    Consent of Arthur Andersen LLP.

    23.2    Consent of Gibson, Dunn & Crutcher (included in Exhibit 5).

    24      Power of Attorney (previously filed as Exhibit 24 to the
            Registrant's Post-Effective Amendment No. 1 to Registration
            Statement in Form S-8 (File No. 333-1520) and incorporated herein by this reference).

    99.1    Stock Incentive Plan of the Registrant (previously filed as Exhibit
            99.1 to the Registrant's Registration Statement in Form S-8 (File
            No. 333-1520) and incorporated herein by this reference).

    99.2 Form of Employee Nonqualified Stock Option Agreement (previously filed as Exhibit 99.1 to the Registrant's Registration Statement in Form S-8 (File No. 333-1520) and incorporated herein by this reference).

    99.3    Form of Incentive Stock Option Agreement (previously filed as
            Exhibit 10.13 to the Registrant's Registration Statement on Form SB-
            2 (File No. 33-99102-LA) and incorporated herein by this reference).

    99.4 Form of Nonemployee Director Stock Option Agreement (previously filed as Exhibit 10.14 to the Registrant's Registration Statement on Form SB-2 (File No. 33-99102-LA) and incorporated herein by this reference).


                                     II-6